Exhibit 10.22

EXHIBIT B

AERSALE CORPORATION

SECOND AMENDED AND RESTATED

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Non-employee members of the board of directors (the “Board”) of AerSale Corporation (the “Company”) shall be eligible to receive cash and equity compensation as set forth in this Non-Employee Director Compensation Policy (this “Policy”). The cash and equity compensation described in this Policy shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company or an affiliate of Leonard Green & Partners, L.P. (each, a “Non-Employee Director”) who may be eligible to receive such cash or equity compensation, unless such Non-Employee Director declines the receipt of such cash or equity compensation by written notice to the Company. This Policy shall become effective on June 9, 2023 (the “Effective Date”) and shall remain in effect until it is revised or rescinded by further action of the Board. This Policy may be amended, modified or terminated by the Board at any time in its sole discretion. The terms and conditions of this Policy shall supersede any prior cash and/or equity compensation arrangements for service as a member of the Board between the Company and any of its Non-Employee Directors and between any subsidiary of the Company and any of its non-employee directors.

1.	Cash Compensation.

(a)Annual Retainers. Each Non-Employee Director shall receive an annual retainer of $75,000 for service on the Board.

(b)Additional Annual Retainers. In addition, a Non-Employee Director shall receive the following annual retainers:

(i)Lead Independent Director. A Non-Employee Director serving as Lead Independent Director of the Board shall receive an additional annual retainer of $100,000 for such service.

(ii)Committee Chairs and Committee Membership. A Non-Employee Director serving as Chairperson or Member of a Committee shall receive the following additional annual retainers of for such service.

Audit Committee Chair -$17,500, Member $10,000

Compensation Committee – Chair $15,000, Member $7,000

Nominating & Governance – Chair $10,000, Member $5,000

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(c)Payment of Retainers. The annual retainers described in Sections 1(a) and 1(b) shall be earned on a quarterly basis based on a calendar quarter and shall be paid by the Company in arrears not later than the fifteenth day following the end of each calendar quarter. In the event a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable positions described in Section 1(b), for an entire calendar quarter, such Non-Employee Director shall receive a prorated portion of the retainer(s) otherwise payable to such Non-Employee Director for such calendar quarter pursuant to Sections 1(a) and 1(b), with such prorated portion determined by multiplying such otherwise payable retainer(s) by a fraction, the numerator of which is the number of days during which the Non-Employee Director serves as a Non-Employee Director or in the applicable positions described in Section 1(b) during the applicable calendar quarter and the denominator of which is the number of days in the applicable calendar quarter.

2.

Equity Compensation. Effective as of the Effective Date, Non-Employee Directors shall be granted the equity awards described below. The awards described below shall be granted under and shall be subject to the terms and provisions of the Company’s 2020 Equity Incentive Plan or any other applicable Company equity incentive plan then-maintained by the Company (such plan, as may be amended from time to time, the “Equity Plan”) and shall be granted subject to the execution and delivery of award agreements, including attached exhibits, in substantially the forms previously approved by the Board. All applicable terms of the Equity Plan apply to this Policy as if fully set forth herein, and all equity grants hereunder are subject in all respects to the terms of the Equity Plan an any applicable award agreements.

(a)Annual Awards. Each Non-Employee Director who (i) serves on the Board as of the annual stockholder’s meeting of each year (the “Annual Service Date”), beginning June 9, 2023 and (ii) will continue to serve as a Non-Employee Director immediately following such Annual Service Date shall be automatically granted, on the date of such Annual Service Date, an award of restricted stock units that have an aggregate fair value on the date of such Annual Service Date of $125,000 (as determined in accordance with FASB Accounting Codification Topic 718 (“ASC 718”) and with the number of shares of common stock underlying such award subject to adjustment as provided in the Equity Plan). The restricted stock units shall vest and convert to shares on the first anniversary of the grant date. The awards described in this Section 2(a) shall be referred to as the “Annual Awards.”

(b)Initial Awards. Except as otherwise determined by the Board, each Non-Employee Director who is initially elected or appointed to the Board shall be automatically granted, on the date of such Non-Employee Director’s initial election or appointment (such Non-Employee Director’s “Start Date”), an award of restricted stock units that have an aggregate fair value on such Non-Employee Director’s Start Date equal to $125,000 (as determined in accordance with ASC 718), but prorated for that portion of the year in which such director will serve on the Board until such director is eligible and qualifies for the Annual Award as set forth at 2(a) herein. The restricted stock units shall vest and convert

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to shares on the first anniversary of the grant date. The awards described in this Section 2(b) shall be referred to as “Initial Awards.”

(c)Vesting of Awards Granted to Non-Employee Directors. Each Annual Award and Initial Award shall vest and become exercisable on the first anniversary following the grant date of each the Annual Award and Initial Award, subject to the Non-Employee Director continuing in service on the Board through the applicable vesting date(s). No portion of an Annual Award or Initial Award that is unvested at the time of a Non-Employee Director’s termination of service on the Board shall become vested thereafter unless otherwise determined by the Board. All of a Non-Employee Director’s Annual Awards and Initial Awards shall vest in full immediately prior to the occurrence of a Change in Control (as defined in the Equity Plan), to the extent outstanding at such time.

Notwithstanding the foregoing, Annual Grants and Initial Grants will immediately vest pro rata upon (i) the non-employee director not being re-elected at the annual stockholder’s meeting of the Company or (ii) upon the director’s death or Disability. “Disability” means that the director is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment, which impairment can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than 12 months, as provided in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances. Any such vesting shall be on a 1/365th pro-rata basis depending on the number of days the non-employee director served as a non-employee director for the Company from the date of such grant until the date on which such non-employee director no longer serves on the Board. For the avoidance of doubt and as an example, if a non-employee director receives an Annual Award grant on June 15, and that non-employee director reigns on December 15, the Annual Award grant made to such non-employee director on June 15, shall vest at the pro- rated amount of 180 (days of service)/365 (total days per year) or .493 of the number of shares granted.

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